Elizabeth Gioia Vice President, Corporate Counsel
The Prudential Insurance Company of America 213 Washington Street, Newark, NJ 07102-2917 Tel 203-402-1624 Elizabeth.gioia@prudential.com
December 15, 2020
Prudential Annuities Life Assurance Corporation
One Corporate Drive
Shelton, CT 06484

Re:    Prudential Annuities Life Assurance Corporation (“Registrant”)
    Pre-Effective Amendment No. 2 to Registration Statement on Form S-3
SEC File No. 333-248270
Dear Sir/Madam:
In my capacity as Vice President and Corporate Counsel of The Prudential Insurance Company of America, I have reviewed the establishment of the Prudential Annuities Life Assurance Corporation Separate Account (the “Account”) by the Board of Directors of Prudential Annuities Life Assurance Corporation (“PALAC”) as a non-unitized separate account for assets applicable to certain market value adjustment annuity contracts pursuant to the provisions of Section 20-651 of the Arizona Insurance Code. I was responsible for the oversight of the preparation and review of the Registration Statement on Form S-3 filed by PALAC in 2020 with the U.S. Securities and Exchange Commission under the Securities Act of 1933 for the registration of certain market value adjustment annuity contracts issued with respect to the Account.
I am of the following opinion: (1) PALAC was duly organized under the laws of Arizona and is a validly existing corporation; (2) the Account has been duly created and is validly existing as a non-unitized separate account pursuant to the provisions of Arizona law, and (3) the market value adjustment annuity contracts are legal and binding obligations of PALAC in accordance with their terms. In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3.
Very truly yours,

/s/ Elizabeth Gioia
Elizabeth Gioia
Vice President